Exhibit 99.1


PRESS RELEASE

August 31, 2009
For Immediate Release




     FIRST FEDERAL BANKSHARES, INC. AND VANTUS BANK ANNOUNCE APPOINTMENT OF
          SCOTT T. SEHNERT AS NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER


August 31, 2009; Sioux City, Iowa. -- First Federal Bankshares, Inc. (Nasdaq Global Market: "FFSX") (the "Company"), the holding company for Vantus Bank, a $503.5 million savings bank headquartered in Sioux City, Iowa (the "Bank"), today announced the appointment of Scott T. Sehnert as President and Chief Executive Officer of the Company and of the Bank. Mr. Sehnert will begin his duties as President and Chief Executive Officer on September 25, 2009.

Mr. Sehnert currently serves as Executive Vice President and Chief Banking Officer at the Bank, a position he has held since October 26, 2006. In his current role, Mr. Sehnert is responsible for the management of all lending and credit functions. In addition, he is responsible for bank-wide sales, including retail products and alternative investments. Prior to his appointment as Executive Vice President of the Bank, Mr. Sehnert served as Senior Vice
President and Commercial Banking Manager since 2002. He has over 25 years experience in the financial services industry, including nine years with Wells Fargo as a Commercial Banker, and is a long-time resident of Siouxland.

Arlene T. Curry, Chairman of the Board of the Company and the Bank, commented, "The Board of Directors is very pleased to make this appointment. Scott is well-known to our banking customers and to our community and will provide a source of strength and continuity to Vantus Bank in the future." Mr. Sehnert stated, "It is with great determination that I begin this new role for Vantus Bank. While the Bank faces challenges in the future, I look forward to meeting them with the support of our excellent staff and the goodwill of our community."

Mr. Sehnert earned a bachelors' degree in finance from the University of Nebraska, graduating in 1984. He also has participated in various credit management, lending and sales seminars and schools over the course of his career. Mr. Sehnert is active in the Siouxland community, currently serving on the United Way Board of Directors, the Girls' Inc. Board, and the June Nylen Cancer Center Foundation Board.

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First Federal  Bankshares,  Inc. and its banking  subsidiary,  Vantus Bank,  are headquartered in Sioux City, Iowa. Founded in 1923, Vantus Bank is a community bank serving businesses and consumers in seven full-service offices in northwest Iowa, a full-service office in South Sioux City, Nebraska, and six full-service offices in central Iowa, including four in the Des Moines market area.


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